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                                   AKORN, INC.
                                  EXHIBIT 11.1

                       COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                    Three Months Ended March 31,
                                                       2000            1999
                                                     -------          -------

Income:
  Income applicable to common stock                  $ 1,794          $ 1,458
                                                     =======          =======

  Weighted average number of shares outstanding       18,802           18,143

Net income per share - basic                         $  0.10          $  0.08

Additional shares assuming conversion
      of options and warrants                            908              594
                                                     -------          -------

Pro forma shares                                      19,710           18,737
                                                     =======          =======

Net income per share - diluted                       $  0.09          $  0.08
                                                     =======          =======


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